NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2013 RESULTS

(LA JOLLA, CALIFORNIA) - March 14, 2014 - PICO Holdings, Inc. (GLOBENEWSWIRE)

PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity of $472.9 million ($20.79 per share) at December 31, 2013, compared to $479.4 million ($21.08 per share) at September 30, 2013 and $473.2 million ($20.82 per share) at December 31, 2012. Reported book value per share decreased by $0.03, or 0.1%, during 2013.

NET BOOK VALUE
The following table is provided as a supplement to the consolidated financial statements contained in our 10-K, to illustrate the relative size of our assets and activities (net book value in millions):

SEGMENT	NET BOOK VALUE
	12/31/2013	12/31/2012	CHANGE
Water resource and water storage operations	$203.8	$220.5	$(16.7)
Real estate operations	136.9	112.3	24.6
Agribusiness operations	57.2	59.3	(2.1)
Corporate	75	81.1	(6.1)
Shareholders’ equity	$472.9	$473.2	$(0.3)

We are a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.
Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

Currently our three major businesses are:

•	Vidler Water Company, Inc., a water resource development business;

•
a 57.7% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer, with significant land acquisition and entitlement expertise, in growth markets in Northern California and the Puget Sound area of Washington State; and

•	an 88% interest in PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries, a canola seed crushing operation.

FOURTH QUARTER SEGMENT RESULTS OF OPERATIONS
For the fourth quarter of 2013, we reported a net loss of $7.8 million ($0.34 per share), compared to a net loss of $3.5 million ($0.17 per share) in the fourth quarter of 2012. Our fourth quarter segment results of operations are as follows (in thousands):

Revenue by operating segment:	2013	2012
Water resource and water storage operations	$320	$196
Real estate operations	29,630	30,067
Agribusiness operations	44,860	33,537
Corporate	1,218	680
Total revenue	$76,028	$64,480

Income (loss) before taxes by operating segment:
Water resource and water storage operations	$(1,604)	$(1,742)
Real estate operations	(1,740)	4,006
Agribusiness operations	(2,575)	(3,495)
Corporate	(3,188)	(2,076)
Loss before taxes	$(9,107)	$(3,307)
Provision for federal, foreign, and state income taxes	(458)	(408)
Equity in loss of unconsolidated affiliate	(476)
Loss from discontinued operations, net of income taxes		(475)
Loss attributable to noncontrolling interests	2,261	711
Net loss	$(7,780)	$(3,479)

FULL YEAR SEGMENT RESULTS OF OPERATIONS
For 2013, we reported a net loss of $22.3 million ($0.98 per share), compared to a net loss of $29.1 million ($1.28 per share) in 2012. Our full year segment results of operations are as follows (in thousands):

Revenue by operating segment:	2013	2012
Water resource and water storage operations	$25,862	$3,096
Real estate operations	93,272	59,066
Agribusiness operations	184,648	85,305
Enterprise software	13,649
Corporate	27,398	2,614
Total revenue	$344,829	$150,081

Income (loss) before taxes by operating segment:
Water resource and water storage operations	$(867)	$(6,279)
Real estate operations	(4,442)	2,487
Agribusiness operations	(23,265)	(12,654)
Enterprise software	(5,281)
Corporate	8,423	(13,132)
Loss before taxes	$(25,432)	$(29,578)
Benefit (provision) for federal, foreign, and state income taxes	(3,197)	1,069
Equity in loss of unconsolidated affiliate	(565)
Loss from discontinued operations, net of income taxes		(3,143)
Loss attributable to noncontrolling interests	6,896	2,579
Net Loss	$(22,298)	$(29,073)

Our President and Chief Executive Officer, John Hart, commented:

2013 Results

“We had 130% revenue growth in 2013 compared to 2012. This was even after 2012 itself also had over 130% revenue growth compared to 2011. This reflects the first full year of operations for Northstar and the continuing growth at UCP.

Real Estate Operations Segment

“In July 2013, UCP, Inc. completed an Initial Public Offering and its shares began trading on the New York Stock Exchange under the ticker symbol ‘UCP.’ Following the IPO, UCP is a stand-alone public company, 57.7% owned by PICO. As a consequence of the IPO, the carrying value of our investment in UCP increased by $14.7 million, resulting in an increase in shareholders’ equity of the same amount, since the subscribers in the IPO paid a higher price per share than PICO’s book value for UCP prior to the IPO.

“Given the historic volatility of the homebuilding industry, UCP has stated that it intends to maintain a strongly capitalized balance sheet. The IPO provided UCP with adequate capital to maximize the value of the land it acquired during the financial crisis, and continue to opportunistically acquire land and expand its homebuilding operations. We believe that the additional capital will provide for greater value creation than would have been possible had UCP remained 100% owned by PICO.

“The IPO also provides PICO’s remaining ownership with much more visible value and liquidity. At December 31, 2013, the total market capitalization of UCP, including PICO’s interest in UCP, was approximately $270 million and the market value of our interest in UCP, which equates to 10,593,000 shares, exceeded our carrying value of UCP by approximately $30 million.

“For 2013, UCP reported that it generated revenue of $92.7 million and gross margin of $22.2 million from the sale of 196 homes and 253 lots in California and Puget Sound, Washington, including revenue of $29.6 million and gross margin of $6.6 million in the fourth quarter.

“Due to the rapid growth of UCP’s homebuilding subsidiary, Benchmark Communities, LLC, during 2013 UCP reported that its homebuilding revenue exceeded revenue from the sale of lots for the first time, and homebuilding contributed more than 75% of UCP’s total gross margin. UCP’s homebuilding revenue has grown from $8.3 million in 2011, to $14.1 million in 2012, to $72.5 million in 2013.

Water Resource and Water Storage Segment

“This segment has been our most difficult in terms of reported results. A significant amount of our declines in book value over the last few years have resulted from write downs of water assets often based on valuation analysis that rely on projections extending over decades. The indicated valuations have been significantly below actual market valuations on a per acre foot basis. These market valuations can also be unreliable comparisons as our holdings typically represent the majority of the water available for a given market and often the only sales are distressed and for very small quantities.

“Common sense would suggest that an asset that has dwindling supply and no substitute and increasing demand, is not worth less over time. We have chosen to rely on our common sense rather than quantitative models when making decisions regarding these assets.

“For example, in the North Valleys region of Reno, Nevada, practically all new development will require water from our Fish Springs water credits. Currently the mean price of a single-family home in that region is approximately $168,000. Assuming that the price of water represents about 7% of the price of the home and each home will require approximately one third of an acre-foot, this implies that the value of the water is approximately $35,000 per acre-foot. Over time, as historically has been the case with land prices, water will represent an increasing percentage of the cost of a home reflecting its relative scarcity. Small increases in this percentage and/or modest increases in home prices can support significant increases in water valuations.

“We expect that the national attention being focused on the severe drought in California, and the competing claims of Nevada, Arizona and California for water supply from the Colorado River as well as the rebound in housing, will highlight the strategic value of our water resource and water storage assets in Nevada and Arizona, and result in a more conducive environment for monetizations.

“In 2013, we sold 1,021 acres of land and the related 3,063 acre-feet of groundwater rights in Arizona’s Harquahala Valley to two golf courses for $10 million, which generated gross margin of $6.3 million, and the company’s two farm properties in Idaho for $13.7 million, which generated a gross margin of $763,000.

“Lincoln County Water District and Vidler have been developing a project to develop a 1,100 megawatt natural gas-fired electricity generation plant in southern Lincoln County, Nevada. As currently conceived, the planned Toquop Power Generation Plant could utilize up to 7,240 acre-feet of water rights. The party which had the project, and up to 7,240 acre-feet of water rights at a price of $12,000 per acre-foot, under option has decided not to proceed, so we are pursuing other partners to bring this project to fruition.

Agribusiness Segment

“During the fourth quarter of 2013, we sold $44.4 million of canola oil and canola meal, and incurred a segment loss of $2.6 million. The segment results for the fourth quarter, processing the 2013 crop, were much improved from the 2012 crop processed in the final two quarters of 2012 and first half of 2013. For the 2013 financial year, we sold $184.1 million of canola oil and canola meal, and generated a segment loss of $23.3 million.

“The 2013/2014 crop year produced a record total Canadian canola production of 17.96 million metric tons and as a result canola board margins have rallied strongly and are currently at favorable levels. We are endeavoring to maintain our maximum crush rate while these conditions exist. However, all canola processors have been affected by logistics problems shipping raw materials and product, due to the record size Canadian grains and seed crops needing to be moved, which is being exacerbated by the severe winter weather in the Mid-West and Canadian Prairies. In addition, the extreme winter weather conditions caused some production outages in December 2013 and January 2014.

“Operationally, we are pleased with the plant’s performance. We achieved a daily production record of 1,403 US tons in September 2013. As currently configured, we believe that the plant is capable of producing more than 1,200 U.S. tons daily on a sustained basis. The Minnesota Pollution Control Agency has approved our application, and reissued our Air Emission permit, allowing us to crush up to 2,000 U.S. tons of canola seed per day on a 365 day rolling average basis, subject to maintaining compliance with typical conditions. Based on our operating experience with the plant, we believe capacity expansion is feasible, which could produce economies of scale, further improving the plant’s competitiveness. As a result, during 2014 we intend to increase the plant’s crush rate capacity to a sustained level of 1,400 tons per day as well as increase its seed storage capability. We estimate the capital expenditure for these improvements will cost approximately $5 million.”

Corporate Segment

“In September 2013, our 73%-owned enterprise software subsidiary, Spigit, Inc., combined with Mindjet, Inc., in which we now hold common stock and preferred stock, with a 28.8% voting interest. The transaction contributed $19 million in income before taxes.

OTHER INFORMATION

At December 31, 2013, PICO Holdings, Inc. had a market capitalization of $525.7 million, and 22,747,365 shares outstanding.
The PICO Holdings, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including the expected results of our business segments, the timing of anticipated milestones or events, UCP’s capital needs and expected growth, Vidler’s expected monetization events and ability to redeploy capital into projects with higher returns, plant expansion plans for Northstar Agri Industries and expected productivity increases, and related anticipated economic and market conditions, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties. In particular, our actual results could differ materially from such expectations because of factors relating to our canola processing plant, including: the working capital requirements of the business; and the ability of the project to generate the expected return on investment, which is based in part on the demand for canola oil, the availability and pricing of canola seed and alternatives and our ability to attain projected processing levels and to sell products at currently anticipated rates and prices.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

SOURCE: PICO Holdings, Inc.
CONTACT: Max Webb
Chief Financial Officer
(858) 456-6022, ext. 216

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